Exhibit T3A.137

Delaware The First State	PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “MULTI-GP HOLDINGS, LLC”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JANUARY, A.D. 2013, AT 4:33 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5281220 8100	AUTHENTICATION: 0178411
130104702	DATE: 01-29-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:29 PM 01/29/2013 FILED 04:33 PM 01/29/2013 SRV 130104702 – 5281220 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Multi-GP Holdings, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Zip code 19808. The name of its Registered agent at such address is Corporation Service Company.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is December 31, 2063.”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 29th day of January, 2013.

By:	/s/ Ralph M. Killebrew
Authorized Person (s)

Name:	Ralph M. Killebrew, Jr., Assistant Secretary